                                                                   EXHIBIT 11.1

                            i2 TECHNOLOGIES, INC.
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                Year Ended December 31,
                                                            ------------------------------
                                                              1994       1995       1996
                                                            --------   --------   --------
PRIMARY NET INCOME PER SHARE (1):

     Weighted average number of common shares outstanding     16,000     16,047     23,668
     Common shares issuable on exercise of stock options,
         net of shares assumed to be repurchased at the
         average market price (2)                              5,619      8,082      3,594
     Common shares related to SAB No. 64 and 83 (2) (3)          909        909       --
                                                            --------   --------   --------
         Weighted average common and common
             equivalent shares outstanding                    22,528     25,038     27,262
                                                            ========   ========   ========

     Net income                                             $  2,186   $  3,774   $  6,092
                                                            ========   ========   ========

     Net income per share                                   $   0.10   $   0.15   $   0.22
                                                            ========   ========   ========


FULLY DILUTED NET INCOME PER SHARE:

     Weighted average number of common shares outstanding     16,000     16,047     23,668
     Common shares issuable on exercise of stock options,
         net of shares assumed to be repurchased at the
         year-end market price, if higher than the
         average market price (2)                              6,188      8,240      3,659
     Common shares related to SAB No. 64 and 83 (2) (3)          909        909       --
                                                            --------   --------   --------
         Weighted average common and common
             equivalent shares outstanding                    23,097     25,196     27,327
                                                            ========   ========   ========

     Net income                                             $  2,186   $  3,774   $  6,092
                                                            ========   ========   ========

     Net income per share                                   $   0.10   $   0.15   $   0.22
                                                            ========   ========   ========



(1) The Company reports primary net income per share as the effect of dilutive securities is less than 3%.

(2) In computing these amounts, the funds used in applying the treasury stock method include the compensation related to stock options which will be charged to expense in the future.

(3) Common and common equivalent shares issued within 12 months of the initial filing of the Company's Registration Statement on Form S-1 are included in this line item for the years ended December 31, 1994 and 1995. See Note 2 of Notes to Consolidated Financial Statements.